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                                   EXHIBIT 21

              SUBSIDIARIES OF CALIFORNIA COMMUNITY BANCSHARES, INC.

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

                  NAME                           STATE OF INCORPORATION
                  ----                           ----------------------

         Placer Capital Co.                          California

         Bank of Orange County                       California

         Sacramento Commercial Bank                  California

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